Exhibit 23.1

March 5, 2018

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2017 of Advantage Oil & Gas Ltd. of our report dated March 5, 2018, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in this Annual Report.

We also consent to reference to PricewaterhouseCoopers LLP under the heading “Interests of Experts,” which appears in the Annual Information Form included in this Annual Report on Form 40-F.

/s PricewaterhouseCoopers LLP

Chartered Professional Accountants

PricewaterhouseCoopers LLP, Chartered Professional Accountants

Suncor Energy Centre, 111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.